UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2014 (October 29, 2014)

ARMORED AUTOGROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	333-180736	27-3620112
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

44 Old Ridgebury Road, Suite 300, Danbury, Connecticut 06810

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 205-2900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officer

On November 3, 2014, Armored AutoGroup Inc. (the “Company”) issued a press release announcing that Michael Bauersfeld will serve as Executive Vice President and Chief Financial Officer of the Company effective November 11, 2014.  Effective immediately, Mr. Bauersfeld is joining the Company to serve as Executive Vice President of Finance. Mr. Bauersfeld succeeds Andy Bolt who will remain with the Company as Chief Financial Officer through November 10, 2014 and will then continue to work with Mr. Bauersfeld to ensure a seamless transition. Mr. Bolt is leaving the Company for personal reasons.

Mr. Bauersfeld, age 42, has more than 19 years of financial experience at a variety of consumer product-focused companies and industries, most recently serving as Vice President, Corporate Controller and Treasurer at the Sun Products Corporation from February 2014 to October 2014. Mr. Bauersfeld was at Sun Products from September 2008 to October 2014. During his six years at Sun Products, Mr. Bauersfeld held roles leading the finance and accounting organizations as well as overseeing the treasury, tax and investor relations functions. During that period, he also served as Interim Chief Financial Officer from July 2011 to January 2012. Before joining Sun Products, he spent four years at Elizabeth Arden, Inc., where he served in a variety of financial roles, including Vice President & Corporate Controller and, earlier, Vice President and Director of Finance for the company’s Prestige Selling Business Unit and Global Marketing department. Before joining Elizabeth Arden, he held roles including Director of Financial Reporting at Memry Corporation, Director of Financial Reporting at Remington Products Company, and Manager of Financial Reporting and consolidations for Playtex Apparel, Inc. Mr. Bauersfeld began his career as an accountant at Dworken, Hillman, LaMorte & Sterczala.

The press release issued by the Company on November 3, 2014 announcing Mr. Bauersfeld’s appointment is attached as Exhibit 99.1 to this report.

Compensatory Arrangements

(a)         Offer Letter

On October 29, 2014, the Company and Mr. Bauersfeld entered into an offer letter. The following summary of the offer letter does not purport to be complete and is subject to and qualified in its entirety by the terms of the offer letter.

The material terms of the offer letter are as follows:

•                  Mr. Bauersfeld’s annual base salary will be $325,000 and his discretionary target bonus percentage will be 45% of his annual base salary subject to his being actively employed at the Company on the date the bonuses are paid in order to be eligible to receive the award.

•                  The Company has agreed to pay Mr. Bauersfeld a special one-time bonus in an amount not to exceed $70,000, subject to certain terms and conditions.

•                  The Company has agreed to grant Mr. Bauersfeld 800,000 options (priced at fair market value as of the date of grant) or other incentive equity interests pursuant to the Company’s 2010 Equity Incentive Plan, subject to vesting, repurchase, forfeiture and the other terms and conditions set forth in the 2010 Equity Incentive Plan and the underlying agreement documenting such grant.

•                  Mr. Bauersfeld is subject to a confidentiality covenant and a one year non-competition covenant.

(b)       Separation Agreement

On November 1, 2014, the Company and Mr. Bolt entered into a separation agreement (the “Separation Agreement”), which provides for (i) the terms of Mr. Bolt’s continued employment with the Company through December 31, 2014, or such earlier date designated by the Company (the “Separation Date”), (ii) Mr. Bolt’s role in the transition of the Chief Financial Officer position, (iii) the transition of other Chief Financial Officer  responsibilities, and (iv) certain severance benefits.

The material terms of the Separation Agreement are as follows:

•                  Between the date of the Separation Agreement and the Separation Date, Mr. Bolt will (i) remain employed with the Company as an at-will employee, (ii) assist in the transition of his duties and otherwise perform his assigned duties in a competent and professional manner and (iii) continue to be compensated at his base salary as in effect as of the date of the Separation Agreement, with the same employee benefits eligibility as of such date (as may be modified or terminated from time to time in accordance with Company policies).

•                  The Company has agreed to pay Mr. Bolt a separation payment of $170,723, minus appropriate withholdings, which will be paid in equal installments over the period of six months following the Separation Date. The separation payment is contingent upon Mr. Bolt executing and not revoking a release of claims against the Company, and reaffirming such release following the Separation Date.

•                  The Company has agreed to pay Mr. Bolt a payment of an amount equivalent to the annual bonus for which he would have been eligible under the 2014 Armored AutoGroup Incentive Bonus Plan for Senior Management (the “Plan”) if he were actively employed on the date that awards under the Plan are paid to participants in 2015. Payment will become due when awards under the Plan are paid.

•                  Mr. Bolt will maintain his ability to exercise his 282,667 options that were vested in accordance with their terms prior to the date of the Separation Agreement, and such options may be exercised at any time prior to the date that is sixty (60) days following the date of the Separation Agreement.

•                  Mr. Bolt is subject to a perpetual confidentiality covenant and a non-competition and non-solicitation covenant that continue for one year beyond the Separation Date.

•                  The Company has agreed to continue to provide Mr. Bolt with coverage under its insurance policies to the extent that the Company maintains any such policies to indemnify its directors and officers, and former directors and officers.

Item 9.01.  Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release dated November 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMORED AUTOGROUP INC.

Date: November 3, 2014	By:	/s/ Frank Judge
		Name:	Frank Judge
		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press release dated November 3, 2014